UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 6, 2006
AVONDALE INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia (State of incorporation)	33-68412 (Commission File Number)	58-0477150 (IRS Employer Identification No.)

506 South Broad Street Monroe, Georgia (Address of principal executive offices)	30655 (Zip code)
Registrant’s telephone number, including area code: (770) 267-2226
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As used herein, “Company” means Avondale Incorporated and its wholly owned subsidiary, Avondale Mills, Inc. On April 6, 2006, The CIT Group granted a waiver for the fiscal quarter ended February 24, 2006 of the fixed charge coverage ratio covenant (defined as the ratio of Adjusted EBITDA less dividends for the preceding four fiscal quarters to the sum of consolidated interest expense, discount and expenses on sales of receivables and current portion of long term debt for the same period) contained in the Company’s equipment note, as the Company did not achieve the required 1.0 ratio. The Company was in compliance with all other covenants of the equipment note. Discussions with CIT are continuing as to a more permanent amendment or restructuring of the equipment note and its covenants. However, at this time, the Company cannot be certain that further amendment or restructuring of the equipment note will be obtained on favorable terms, or at all. Failure to obtain such amendment or restructuring could result in future failure to comply with the covenants of the equipment note and could have a material adverse affect on the Company’s financial condition. A copy of the waiver is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
The following exhibit is filed herewith:

Exhibit
Number	Description of Exhibit

10.1	Waiver pertaining to Master Security Agreement, dated July 30, 2002 between Avondale Mills, Inc. as Debtor, and The CIT Group/Equipment Financing, Inc. as Secured Party.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2006	AVONDALE INCORPORATED
	By:	/s/ Jack R. Altherr, Jr.
Jack R. Altherr, Jr.
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Waiver pertaining to Master Security Agreement, dated July 30, 2002 between Avondale Mills, Inc. as Debtor, and The CIT Group/Equipment Financing, Inc. as Secured Party.